Exhibit 99.1

Inergy Midstream Appoints New Member to Board of Directors

Kansas City, MO (March 1, 2012) – Inergy Midstream, L.P. (NYSE:NRGM) announced today that Randy Moeder has been appointed to the board of directors of NRGM GP, LLC, the general partner of Inergy Midstream, L.P., effective immediately. Mr. Moeder will also serve on the Audit Committee.

Mr. Moeder currently is the Chief Executive Officer and President of Moeder Oil & Gas, LLC. Mr. Moeder previously served as the CEO and President of Hiland Partners, LP and Hiland Partners, GP. He also held various positions with Continental Resources, Inc. and its affiliates from 1990 to 2004. Mr. Moeder is a member of the Oklahoma Independent Petroleum Association and the Oklahoma and American Bar Associations. He holds a law degree from the University of Tulsa and is a certified public accountant.

“Randy brings a wealth of oil and gas industry experience to the board of Inergy Midstream. His experience and leadership will be invaluable to the successful execution of our long-term growth objectives,” said John Sherman, Inergy Midstream’s President and CEO. “We are pleased to welcome him to our board of directors.”

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of natural gas and NGL storage and transportation assets. Inergy Midstream owns and operates natural gas storage facilities with aggregate working gas capacity of 41 bcf, natural gas liquids storage facilities with capacity of 1.5 million barrels, and natural gas pipelines with 355 MMcf/d of transportation capacity in New York and Pennsylvania. Inergy Midstream, L.P. is a subsidiary of Inergy, L.P.

Corporate news, unit prices, and additional information about Inergy Midstream, including reports from the United States Securities and Exchange Commission, are available on the Company’s website, www.Inergylp.com. For more information, contact Mike Campbell in Inergy Midstream’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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